Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2021 Second Quarter Results and Provides Outlook for Fiscal 2021 Third Quarter
BROOMFIELD, Colo. - March 11, 2021 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the second quarter of fiscal 2021 ended January 31, 2021 and provided the Company’s ski season-to-date metrics through March 7, 2021, both of which were negatively impacted by COVID-19 and related limitations and restrictions.
Highlights
•Net income attributable to Vail Resorts, Inc. was $147.8 million for the second fiscal quarter of 2021, a decrease of 28.4% compared to the second fiscal quarter of 2020, primarily as a result of the negative impacts of COVID-19.
•Resort Reported EBITDA was $276.1 million for the second fiscal quarter of 2021, compared to a Resort Reported EBITDA of $378.3 million for the second fiscal quarter of 2020, primarily as a result of the negative impacts from capacity restrictions related to COVID-19 and challenging early season conditions, partially offset by disciplined cost management.
•Results continued to improve in January and February following the peak holiday period, with season-to-date total skier visits down 8.2% and total lift revenue down 8.9% through March 7, 2021 compared to the prior year season-to-date period through March 8, 2020. Our ski school, food and beverage and retail/rental businesses continue to be more significantly impacted by the significant capacity and operating restrictions associated with COVID-19.
•The Company issued guidance for the nine months ended April 30, 2021 and expects Resort Reported EBITDA to be between $560 million and $600 million assuming current regulations, health and safety precautions and that levels of demand and normal conditions persist through the spring, consistent with current levels.
•We continue to maintain significant liquidity with $1.4 billion of cash on hand as of February 28, 2021 and $597 million of availability under our U.S. and Whistler Blackcomb revolving credit facilities.

Commenting on the Company’s fiscal 2021 second quarter results, Rob Katz, Chief Executive Officer, said, “Given the challenging operating environment as a result of COVID-19, we are very pleased with our results through this point in the 2020/2021 ski season across our 34 North American resorts. We have welcomed guests to each of our resorts with no major ongoing disruptions, which has been enabled by our focus on prioritizing the health and safety of our guests, employees and communities. While our results for the second quarter continued to be negatively impacted by COVID-19, total visitation across our North American destination mountain resorts and regional ski areas was only down approximately 5% compared to the same period in the prior year. The strong visitation for the quarter highlights the underlying resiliency of our business, the loyalty of our guests and the strong appeal of skiing in guests’ leisure travel plans. As we moved past the peak holiday period, which was constrained by capacity limitations driven by both COVID-19 and below average snow conditions, we saw improved results in January, particularly with lift ticket sales. While visitation trends improved throughout the quarter, our ancillary lines of business continued to be negatively impacted by COVID-19 related capacity constraints and limitations, particularly in food and beverage and ski school.
“We experienced strong results in the quarter from both our local and destination guests, with local visitation up slightly compared to the same period in the prior year and destination visitation proving more stable than we expected. Destination guests, including international visitors, modestly declined to 53% of our U.S. destination mountain resort skier visits (excluding complimentary access) despite the travel challenges associated with COVID-19, which compares to 57% in the same period in the prior year. International visitation, as expected, decreased significantly due to COVID-19 related travel restrictions. Results at Whistler Blackcomb were disproportionately impacted throughout the second fiscal quarter due to the Canadian border remaining closed to international guests (including guests from the U.S.), with destination guests, including international visitors, declining to 15% of Whistler Blackcomb visits (excluding complimentary access), which compares to 48% in the same period in the prior year.”
Katz continued, “Our season pass unit sales growth of 20% for fiscal year 2021 created a strong baseline of demand heading into the season across our local and destination audience and will be one of the most important drivers of our performance and relative stability for this season. For the fiscal 2021 second quarter, 71% of our visitation came from season pass holders compared to 59% of visitation in the same period in the prior year. Our growth in pass holders this past year also positions us well as we head into the 2021/2022 season. We remain even more committed to the benefits advanced commitment offers our Company and intend to remain aggressive in providing the best value to skiers and riders who purchase in advance of the season and continuing our strategy to move lift ticket purchasers into our pass program. We are excited to launch our 2021/2022 lineup of Epic Pass products on March 23, 2021.

“We maintained disciplined cost controls throughout the quarter as we operated the business at reduced capacity. Resort Reported EBITDA margin for the fiscal 2021 second quarter was 40.3% compared to the prior year period of 40.9%, while Resort net revenue decreased $240.1 million over the same period. These results reflect our rigorous approach to cost management and we exceeded our expectations for profitability at these revenue levels, relative to the illustrative model previously outlined in our September 2020 earnings release.”
Season-to-Date Metrics through March 7, 2021 & Interim Results Commentary
The Company reported certain ski season metrics for the comparative periods from the beginning of the ski season through March 7, 2021, and for the prior year period through March 8, 2020. The reported ski season metrics are for our North American destination mountain resorts and regional ski areas, and exclude the results of our Australian ski areas in both periods. The reported ski season metrics include growth for season pass revenue based on estimated fiscal year 2021 North American season pass revenue compared to fiscal year 2020 North American season pass revenue. Fiscal year 2020 season pass revenue was adjusted to exclude the impact of the deferral of pass product revenue as a result of pass holder credits offered to 2019/2020 North American pass holders. Fiscal year 2021 season pass revenue does not include the pass product revenue recognized in the first quarter of fiscal year 2021 as a result of unutilized pass holder credits. This approach results in a year over year comparison of season pass revenue exclusive of the impact of discounts provided to our 2019/2020 pass holders. The metrics include all North American destination mountain resorts and regional ski areas and are adjusted to eliminate the impact of foreign currency by applying current period exchange rates to the prior period for Whistler Blackcomb’s results. The data mentioned in this release is interim period data and is subject to fiscal quarter end review and adjustments.
•Season-to-date total skier visits were down 8.2% compared to the prior year season-to-date period.
•Season-to-date total lift ticket revenue, including an allocated portion of season pass revenue for each applicable period, was down 8.9% compared to the prior year season-to-date period.
•Season-to-date ski school revenue was down 43.2% and dining revenue was down 56.9% compared to the prior year season-to-date period. Retail/rental revenue for North American resort and ski area store locations was down 31.6% compared to the prior year season-to-date period.
Commenting on the season-to-date metrics, Katz said, “Our results continued to improve in January and February as we expanded capacity with more open terrain as conditions improved and as certain COVID-19 related restrictions eased. Additionally, as more reservations became available after the peak holiday period, we have seen a significant improvement in lift ticket purchases. Our ski school, food and beverage and retail/rental businesses continue to be more significantly impacted than visitation due to the significant capacity and operating restrictions associated with COVID-19. While our U.S. resorts saw material improvements in financial performance since the peak holiday period, Whistler Blackcomb’s financial performance continues to be severely impacted by the continued closure of Canadian borders to international travel, a trend that will likely continue through the rest of the season.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the second fiscal quarter ended January 31, 2021, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment
•Total lift revenue decreased $53.6 million, or 11.1%, compared to the same period in the prior year, to $430.8 million for the three months ended January 31, 2021, primarily due to limitations and restrictions on our North American operations due to the impacts of COVID-19, which resulted in a decrease in non-pass visitation. Ski school revenue decreased $46.4 million, or 45.1%, dining revenue decreased $43.9 million, or 58.0%, and retail/rental revenue decreased $43.6 million, or 32.6%, all primarily as a result of COVID-19 related limitations, restrictions for our North American resorts.
•Operating expense decreased $113.6 million, or 24.0%, primarily due to cost discipline efforts associated with lower levels of operations and limitations and restrictions on our North American winter operations resulting from COVID-19.
•Mountain Reported EBITDA decreased $89.5 million, or 24.0%, for the second quarter compared to the same period in the prior year, which includes $5.5 million of stock-based compensation expense for the three months ended January 31, 2021 compared to $4.6 million in the same period in the prior year. Results were negatively impacted by COVID-19 related limitations and restrictions, partially offset by disciplined cost management.
Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) for the three months ended January 31, 2021 decreased $34.6 million, or 45.8%, as compared to the same period in the prior year, primarily due to the operational restrictions and limitations of our North American lodging properties as a result of COVID-19.
•Lodging Reported EBITDA for the three months ended January 31, 2021 decreased $12.8 million, or 242.2%, for the second quarter compared to the same period in the prior year, which includes $1.0 million of stock-based compensation expense for the three months ended January 31, 2021 compared to $0.9 million in the same period in the prior year. Results were impacted by operational restrictions and limitations of our North American lodging properties as a result of COVID-19.

Resort - Combination of Mountain and Lodging Segments
•Resort net revenue was $684.3 million for the three months ended January 31, 2021, a decrease of $240.1 million as compared to resort net revenue of $924.4 million for the same period in the prior year.
•Resort Reported EBITDA was $276.1 million for the three months ended January 31, 2021, a decrease of $102.3 million, or 27.0%, compared to the same period in the prior year.
Total Performance
•Total net revenue decreased $240.0 million, or 26.0%, to $684.6 million for the three months ended January 31, 2021 as compared to the same period in the prior year.
•Net income attributable to Vail Resorts, Inc. was $147.8 million, or $3.62 per diluted share, for the second quarter of fiscal 2021 compared to net income attributable to Vail Resorts, Inc. of $206.4 million, or $5.04 per diluted share, in the second fiscal quarter of the prior year.
Calendar Year 2021 Capital Expenditures
Regarding calendar year 2021 capital expenditures, Katz said, "We remain committed to reinvesting in our resorts, creating an experience of a lifetime for our guests and generating strong returns for our shareholders. We plan to maintain a disciplined approach to capital investments, keeping our core capital at reduced levels given the continued uncertainty due to COVID-19. We have increased our core capital plan by approximately $5 million based on our updated outlook and now expect to invest approximately $115 million to $120 million excluding one-time items associated with integrations of $5 million and $12 million of reimbursable investments, as well as real estate related capital.
“As previously announced, the calendar year 2021 capital plan includes several signature investments, which were previously deferred from calendar year 2020 as a result of COVID-19 and are subject to regulatory approvals. In Colorado, we are moving forward with the 250-acre lift-served terrain expansion in the signature McCoy Park area of Beaver Creek, further differentiating the resort’s high-end, family focused experience. We also plan to add a new four-person high speed lift at Breckenridge to serve the popular Peak 7, replace the Peru lift at Keystone with a six-person high speed chairlift, and replace the Peachtree lift at Crested Butte with a new three-person fixed-grip lift.
“At Okemo, we plan to complete a transformational investment including upgrading the Quantum lift from a four-person to a six-person high speed chairlift, relocating the existing four-person Quantum lift to replace the Green Ridge three-person fixed-grip chairlift. These investments will greatly improve uplift capacity, further enhance the guest experience and complete our $35 million capital plan for Triple Peaks.
“We remain highly focused on investments that will further our company-wide technology enhancements to support our data driven approach, guest experience and corporate infrastructure, including investing in a number of upgrades to the infrastructure of our guest contact centers and bring a best-in-class approach to how we service our guests through those channels. We will also continue to invest in ongoing maintenance capital to support our infrastructure across our resorts.
“Including one-time items associated with integrations of $5 million and $12 million of reimbursable investments, as well as real estate related capital, we expect our total capital plan to be approximately $135 million to $140 million.”
Liquidity
The Company continues to maintain significant liquidity. Our total cash and revolver availability as of February 28, 2021 was approximately $2.0 billion, with $1.4 billion of cash on hand, $419 million of U.S. revolver availability under the Vail Holdings Credit Agreement and $179 million of revolver availability under the Whistler Credit Agreement. As of January 31, 2021, our Net Debt was 4.2 times trailing twelve months Total Reported EBITDA. As previously announced, the Company raised $575 million of 0.0% convertible notes in December 2020, which provides added flexibility in terms of our ability to pursue high-impact acquisitions as well as reinvest in our resort portfolio. We remain confident in the strong cash flow generation and stability of our business model, and we will continue to be disciplined stewards of our capital with a focus on high-return capital projects, continuous investment in our people and strategic acquisition opportunities. While we are not reinstating the dividend this quarter, we remain committed to returning capital to shareholders, and our Board of Directors will continue to closely monitor the economic and public health outlook on a quarterly basis to assess the appropriate time to reinstate the dividend.”
Outlook
Katz said, “As we approach the end of the North American ski season, we are providing guidance for the nine month period ending April 30, 2021. We expect net income attributable to Vail Resorts, Inc. to be between $204 million and $247 million and Resort Reported EBITDA is expected to be between $560 million and $600 million, assuming current regulations, health and safety precautions and that levels of demand and normal conditions persist through the spring, consistent with current levels. Given the ongoing uncertainty of COVID-19, we will not be providing full year guidance for fiscal 2021 at this time as we continue to evaluate the potential economic and operational impacts of COVID-19 on our fiscal 2021 fourth quarter results, particularly for our three resorts in Australia and our primary summer operations in North America, which we currently anticipate fully opening around our typical opening dates with certain capacity constraints associated with COVID-19.”

The following table reflects the forecasted guidance range for the Company’s nine months ending April 30, 2021, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc.

	Fiscal 2021 Guidance
	(In thousands)
	For the Nine Months Ending
	April 30, 2021 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$204,000	$247,000
Net income (loss) attributable to noncontrolling interests	1,000	(1,000)
Net income	205,000	246,000
Provision for income taxes (1)	46,000	57,000
Income before provision for income taxes	251,000	303,000
Depreciation and amortization	191,000	187,000
Interest expense, net	114,000	112,000
Other (2)	—	(4,000)
Total Reported EBITDA	$556,000	$598,000

Mountain Reported EBITDA (3)	$579,000	$617,000
Lodging Reported EBITDA (4)	(21,000)	(15,000)
Resort Reported EBITDA (5)	560,000	600,000
Real Estate Reported EBITDA	(4,000)	(2,000)
Total Reported EBITDA	$556,000	$598,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards are in-the-money.

(2) Our guidance includes certain known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(3) Mountain Reported EBITDA also includes approximately $15 million of stock-based compensation.
(4) Lodging Reported EBITDA also includes approximately $3 million of stock-based compensation.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.79 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.79 between the Australian Dollar and U.S. Dollar, related to the operations of our Australian ski areas.

Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 289-0438 (U.S. and Canada) or (323) 794-2423 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through March 25, 2021, at 8:00 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 9341015. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 37 destination mountain resorts and regional ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, and Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our liquidity; the effects of the COVID-19 pandemic on, among other things, our operations expectations related to our season pass products; our expectations regarding our performance for the nine month period ending April 30, 2021 (and the assumptions related thereto), including our expected net income and Resort Reported EBITDA; our expectations regarding our summer operations; our planned capital expenditures for calendar year 2021; and our expectations regarding our ancillary lines of business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the ultimate duration of COVID-19 and its short-term and long-term impacts on consumer behaviors, the economy generally and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our recently launched Epic Coverage program; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the current outbreak of COVID-19), and the cost and availability of travel options and changing consumer preferences; unfavorable weather conditions or the impact of natural disasters; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; risks related to cyber-attacks; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks associated with obtaining governmental or third party approvals; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including Falls Creek, Hotham, Peak Resorts or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in accounting judgments and estimates, accounting principles, policies or guidelines or adverse determinations by taxing authorities as well as risks associated with uncertainty of the impact of tax reform legislation in the United States; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020, which was filed on September 24, 2020.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2021	2020	2021	2020
Net revenue:
Mountain and Lodging services and other	$597,110	$753,758	$701,384	$933,789
Mountain and Lodging retail and dining	87,219	170,674	114,477	254,233
Resort net revenue	684,329	924,432	815,861	1,188,022
Real Estate	315	206	569	4,386
Total net revenue	684,644	924,638	816,430	1,192,408
Segment operating expense:
Mountain and Lodging operating expense	293,971	387,842	448,108	616,552
Mountain and Lodging retail and dining cost of products sold	37,366	67,135	54,498	104,870
General and administrative	78,121	91,302	137,150	166,357
Resort operating expense	409,458	546,279	639,756	887,779
Real Estate operating expense	1,615	1,505	3,065	6,798
Total segment operating expense	411,073	547,784	642,821	894,577
Other operating (expense) income:
Depreciation and amortization	(62,663)	(63,812)	(125,291)	(121,657)
Gain on sale of real property	—	—	—	207
Change in estimated fair value of contingent consideration	(1,000)	(1,600)	(1,802)	(2,736)
(Loss) gain on disposal of fixed assets and other, net	(2,192)	(709)	(2,761)	1,558
Income from operations	207,716	310,733	43,755	175,203
Mountain equity investment income, net	1,180	169	5,166	1,360
Investment income and other, net	167	361	510	638
Foreign currency gain (loss) on intercompany loans	5,135	(798)	5,675	(438)
Interest expense, net	(37,847)	(26,134)	(73,254)	(48,824)
Income (loss) before (provision) benefit from income taxes	176,351	284,331	(18,148)	127,939
(Provision) benefit from income taxes	(27,221)	(67,313)	10,257	(20,750)
Net income (loss)	149,130	217,018	(7,891)	107,189
Net (income) loss attributable to noncontrolling interests	(1,332)	(10,648)	1,923	(7,294)
Net income (loss) attributable to Vail Resorts, Inc.	$147,798	$206,370	$(5,968)	$99,895
Per share amounts:
Basic net income (loss) per share attributable to Vail Resorts, Inc.	$3.67	$5.12	$(0.15)	$2.48
Diluted net income (loss) per share attributable to Vail Resorts, Inc.	$3.62	$5.04	$(0.15)	$2.44
Cash dividends declared per share	$—	$1.76	$—	$3.52
Weighted average shares outstanding:
Basic	40,288	40,316	40,268	40,329
Diluted	40,809	40,941	40,268	40,973

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2021	2020	2021	2020
Other Data:
Mountain Reported EBITDA	$283,577	$373,028	$196,185	$293,043
Lodging Reported EBITDA	(7,526)	5,294	(14,914)	8,560
Resort Reported EBITDA	276,051	378,322	181,271	301,603
Real Estate Reported EBITDA	(1,300)	(1,299)	(2,496)	(2,205)
Total Reported EBITDA	$274,751	$377,023	$178,775	$299,398
Mountain stock-based compensation	$5,461	$4,612	$10,262	$8,965
Lodging stock-based compensation	1,037	873	1,928	1,720
Resort stock-based compensation	6,498	5,485	12,190	10,685
Real Estate stock-based compensation	81	53	143	104
Total stock-based compensation	$6,579	$5,538	$12,333	$10,789

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2021	2020	(Decrease)	2021	2020	(Decrease)
Net Mountain revenue:
Lift	$430,775	$484,348	(11.1)%	$463,866	$526,177	(11.8)%
Ski school	56,390	102,743	(45.1)%	58,434	111,277	(47.5)%
Dining	31,810	75,719	(58.0)%	34,878	97,348	(64.2)%
Retail/rental	90,126	133,713	(32.6)%	112,432	181,628	(38.1)%
Other	32,354	49,022	(34.0)%	66,559	109,947	(39.5)%
Total Mountain net revenue	641,455	845,545	(24.1)%	736,169	1,026,377	(28.3)%
Mountain operating expense:
Labor and labor-related benefits	144,844	195,224	(25.8)%	210,142	286,699	(26.7)%
Retail cost of sales	28,067	41,985	(33.1)%	40,693	65,264	(37.6)%
Resort related fees	26,356	38,368	(31.3)%	28,892	42,814	(32.5)%
General and administrative	65,766	77,975	(15.7)%	115,721	142,644	(18.9)%
Other	94,025	119,134	(21.1)%	149,702	197,273	(24.1)%
Total Mountain operating expense	359,058	472,686	(24.0)%	545,150	734,694	(25.8)%
Mountain equity investment income, net	1,180	169	598.2%	5,166	1,360	279.9%
Mountain Reported EBITDA	$283,577	$373,028	(24.0)%	$196,185	$293,043	(33.1)%

Total skier visits	6,716	7,096	(5.4)%	7,003	8,030	(12.8)%
ETP	$64.14	$68.26	(6.0)%	$66.24	$65.53	1.1%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended January 31,		Percentage Increase	Six Months Ended January 31,		Percentage Increase
	2021	2020	(Decrease)	2021	2020	(Decrease)
Lodging net revenue:
Owned hotel rooms	$6,708	$11,251	(40.4)%	$14,073	$31,197	(54.9)%
Managed condominium rooms	20,336	31,500	(35.4)%	29,665	46,240	(35.8)%
Dining	2,865	11,111	(74.2)%	3,958	29,254	(86.5)%
Transportation	2,947	7,725	(61.9)%	2,947	10,076	(70.8)%
Golf	—	—	—%	8,562	10,543	(18.8)%
Other	8,000	13,855	(42.3)%	17,266	27,699	(37.7)%
	40,856	75,442	(45.8)%	76,471	155,009	(50.7)%
Payroll cost reimbursements	2,018	3,445	(41.4)%	3,221	6,636	(51.5)%
Total Lodging net revenue	42,874	78,887	(45.7)%	79,692	161,645	(50.7)%
Lodging operating expense:
Labor and labor-related benefits	23,167	33,929	(31.7)%	43,144	71,544	(39.7)%
General and administrative	12,355	13,327	(7.3)%	21,429	23,713	(9.6)%
Other	12,860	22,892	(43.8)%	26,812	51,192	(47.6)%
	48,382	70,148	(31.0)%	91,385	146,449	(37.6)%
Reimbursed payroll costs	2,018	3,445	(41.4)%	3,221	6,636	(51.5)%
Total Lodging operating expense	50,400	73,593	(31.5)%	94,606	153,085	(38.2)%
Lodging Reported EBITDA	$(7,526)	$5,294	(242.2)%	$(14,914)	$8,560	(274.2)%

Owned hotel statistics:
ADR	$275.33	$265.15	3.8%	$240.84	$247.92	(2.9)%
RevPAR	$97.07	$143.15	(32.2)%	$75.03	$155.22	(51.7)%
Managed condominium statistics:
ADR	$415.97	$404.14	2.9%	$346.25	$313.72	10.4%
RevPAR	$87.47	$144.85	(39.6)%	$58.02	$100.40	(42.2)%
Owned hotel and managed condominium statistics (combined):
ADR	$382.40	$371.45	2.9%	$317.42	$291.74	8.8%
RevPAR	$88.98	$144.56	(38.4)%	$60.89	$111.59	(45.4)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of January 31,
	2021	2020
Real estate held for sale and investment	$96,801	$96,944
Total Vail Resorts, Inc. stockholders’ equity	$1,460,703	$1,425,482
Long-term debt, net	$2,768,015	$1,817,058
Long-term debt due within one year	112,796	63,556
Total debt	2,880,811	1,880,614
Less: cash and cash equivalents	1,301,003	126,793
Net debt	$1,579,808	$1,753,821

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income (loss) attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and six months ended January 31, 2021 and 2020.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2021	2020	2021	2020
Net income (loss) attributable to Vail Resorts, Inc.	$147,798	$206,370	$(5,968)	$99,895
Net income (loss) attributable to noncontrolling interests	1,332	10,648	(1,923)	7,294
Net income (loss)	149,130	217,018	(7,891)	107,189
Provision (benefit) from income taxes	27,221	67,313	(10,257)	20,750
Income (loss) before provision (benefit) from income taxes	176,351	284,331	(18,148)	127,939
Depreciation and amortization	62,663	63,812	125,291	121,657
Loss (gain) on disposal of fixed assets and other, net	2,192	709	2,761	(1,558)
Change in fair value of contingent consideration	1,000	1,600	1,802	2,736
Investment income and other, net	(167)	(361)	(510)	(638)
Foreign currency (gain) loss on intercompany loans	(5,135)	798	(5,675)	438
Interest expense, net	37,847	26,134	73,254	48,824
Total Reported EBITDA	$274,751	$377,023	$178,775	$299,398

Mountain Reported EBITDA	$283,577	$373,028	$196,185	$293,043
Lodging Reported EBITDA	(7,526)	5,294	(14,914)	8,560
Resort Reported EBITDA*	276,051	378,322	181,271	301,603
Real Estate Reported EBITDA	(1,300)	(1,299)	(2,496)	(2,205)
Total Reported EBITDA	$274,751	$377,023	$178,775	$299,398

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net loss attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended January 31, 2021.

(In thousands) (Unaudited)
Twelve Months Ended
January 31, 2021
Net loss attributable to Vail Resorts, Inc.	$(7,030)
Net income attributable to noncontrolling interests	1,005
Net loss	(6,025)
Benefit from income taxes	(23,629)
Loss before benefit from income taxes	(29,654)
Depreciation and amortization	253,206
Loss on disposal of fixed assets and other, net	3,481
Asset impairments	28,372
Change in fair value of contingent consideration	(3,898)
Investment income and other, net	(1,177)
Foreign currency gain on intercompany loans	(2,883)
Interest expense, net	131,151
Total Reported EBITDA	$378,598

Mountain Reported EBITDA	$403,222
Lodging Reported EBITDA	(20,205)
Resort Reported EBITDA*	383,017
Real Estate Reported EBITDA	(4,419)
Total Reported EBITDA	$378,598

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended January 31, 2021.

(In thousands) (Unaudited)
As of January 31, 2021
Long-term debt, net	$2,768,015
Long-term debt due within one year	112,796
Total debt	2,880,811
Less: cash and cash equivalents	1,301,003
Net debt	$1,579,808
Net debt to Total Reported EBITDA	4.2x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and six months ended January 31, 2021 and 2020.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended January 31,		Six Months Ended January 31,
	2021	2020	2021	2020
Real Estate Reported EBITDA	$(1,300)	$(1,299)	$(2,496)	$(2,205)
Non-cash Real Estate cost of sales	195	—	383	3,684
Non-cash Real Estate stock-based compensation	81	53	143	104
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(20)	(17)	(22)	138
Net Real Estate Cash Flow	$(1,044)	$(1,263)	$(1,992)	$1,721

The following table reconciles Resort net revenue to Resort EBITDA Margin for the three months ended January 31, 2021 and 2020.

	(In thousands) (Unaudited)	(In thousands) (Unaudited)
	Three Months Ended January 31, 2021	Three Months Ended January 31, 2020
Resort net revenue (1)	$684,329	$924,432
Resort Reported EBITDA (1)	$276,051	$378,322
Resort EBITDA margin	40.3%	40.9%

(1) Resort represents the sum of Mountain and Lodging